Exhibit 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated April 2, 2010 with respect to the financial statements of THE LPA GROUP INCORPORATED, THE LPA GROUP OF NORTH CAROLINA, P.A., THE LPA GROUP, P.C., THE LPA DESIGN GROUP, INC., HORIZON ARCHITECTS, P.C., LPACIFIC GROUP INCORPORATED, and THE LPA GROUP OF CANADA INC included in the Form 8-K/A of Michael Baker Corporation (the registrant) dated May 3, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statement of Michael Baker Corporation on Forms S-8 (Nos. 333-05987, 333-59941, 033-62887, 333-69306, 333-123232).

/s/ BURKETT BURKETT & BURKETT CPAs, P.A. West Columbia, South Carolina
July 14, 2010